Exhibit 99.1

[ONEOK LOGO]	News

February 25, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Andrea Chancellor
918-588-7570

ONEOK to acquire NGL fractionator in Texas

Tulsa, Okla. — ONEOK, Inc. (NYSE:OKE) today announced it has entered into an agreement to purchase the 22.5 percent interest owned by ConocoPhillips in Gulf Coast Fractionators, which owns a fractionation facility that separates natural gas liquids into its various components.

The natural gas liquids (NGL) facility is located in the Mont Belvieu area near Houston, and it has a capacity to fractionate 110 thousand barrels per day of raw natural gas liquid product.

“Having these additional midstream assets available to ONEOK will expand our footprint and provide additional stable, fee-based income from a very efficient fractionator that is located in the Mont Belvieu market, where over half the US demand for natural gas liquids exists,” said John W. Gibson, President-Energy.

“This is a strategic step for ONEOK’s NGL business as we expand beyond the company’s current NGL operations in Kansas, located at Conway and Bushton, into the Gulf Coast market,” he added. The transaction will cost an estimated $23 million.

ONEOK expects to close this transaction April 1, 2004, at which time it will become operator of the plant. Financing for this transaction will come from available cash or short-term credit facilities.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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